GUARANTEED MINIMUM INCOME BENEFIT RIDER
                       (also known as the Living Benefit)

This rider is part of your [Contract/Certificate], and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your [Contract/Certificate], except as modified below.

In this rider, "we", "our", and "us" means Equitable Life Assurance Society of the United States and "you" and "your" means the Owner.

THIS RIDER'S BENEFIT

If you have elected this rider, you may apply the Annuity Account Value during the period of time indicated below to purchase a minimum amount of guaranteed lifetime income under either (i) our Life Annuity payout option or (ii) our Income Manager (Life Annuity with a Period Certain) level payout annuity [Contract/Certificate]. Other options may be available at the time of exercise.

The Life Annuity payout option provides fixed annuity payments while the Annuitant is living. Payments end with the last payment made before the Annuitant's death.

[Applicable for [Contracts/Certificates] issued in the QP, TSA and IRA markets] [The Income Manager (Life Annuity with a Period Certain) level payment payout annuity [Contract/Certificate] provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Income Manager (Life Annuity with a Period Certain) payout annuity is elected. The period certain is 10 years for Annuitants' age 60 through 75; 9 years for age 76; 8 years for age 77; 7 years for ages 78 through 83; 6 years for age 84; and 5 years for age 85. The Income Manager (Life Annuity with a Period Certain) level payment payout annuity is also available on a joint and survivor basis.]

[Applicable for [Contracts/Certificates] issued in the NQ markets]
[The Income Manager (Life Annuity with a Period Certain) level payment payout annuity [Contract/Certificate] provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Income Manager (Life Annuity with a Period Certain) payout annuity is elected. The period certain is 10 years for Annuitants' age 60 through 80; 9 years for age 81; 8 years for age 82; 7 years for ages 83; 6 years for age 84; and 5 years for age 85. The Income Manager (Life Annuity with a Period Certain) level payment payout annuity is also available on a joint and survivor basis.]

The following paragraphs describe the conditions for exercise of the Guaranteed Minimum Income Benefit (GMIB).

[Contracts/Certificates] issued in the Tax Sheltered Annuity and Qualified Plan markets must convert to a traditional IRA [Contract/Certificate] to exercise the Guaranteed Minimum Income Benefit.

2002GMIB

[Applicable for Annuitant issue ages 20 through 44]
The GMIB is available only if it is exercised within 30 days following each Contract Date anniversary beginning with the [15th] or later Contract Date anniversary under this [Contract/Certificate]. However, it may not be exercised later than the Annuitant's age [85].

[Applicable for Annuitant issue ages 45 through 49]
The GMIB is available only if it is exercised within 30 days following each Contract Date anniversary on or after the Annuitant's [60th] birthday. However, it may not be exercised later than the Annuitant's age [85].

[Applicable for Annuitant issue ages 50 through 75]
The GMIB is available only if it is exercised within 30 days following each Contract Date anniversary beginning with the [10th] or later Contract Date anniversary under this [Contract/Certificate]. However, it may not be exercised later than the Annuitant's age [85].

On the Transaction Date that you exercise the GMIB, the annual lifetime income that will be provided under the fixed payout option selected will be the greater of (i) the GMIB, and (ii) the amount of income that would be provided by application of the Annuity Account Value as of the Transaction Date at our then current annuity purchase factors.

Guaranteed Minimum Income Benefit Base - On the Contract Date, your [6%] Roll up to age [85] and Annual Ratchet to age [85] benefit bases are both equal to your initial Contribution [plus any Credit]. Thereafter, both benefit bases are adjusted for any subsequent Contributions, [Credits] and withdrawals and your GMIB benefit base is equal to the greater of your [6%] Roll up to age [85] or Annual Ratchet to age [85] benefit base.

[6%] Roll up to age [85]
Your [6%] Roll up to age [85] benefit base is credited each day with interest at an annual effective rate of [6%] ([3%] for amounts in the [AXA Premier VIP Core Bond Fund, EQ/Alliance Money Market Fund, EQ/Alliance Quality Bond Fund, EQ/J.P. Morgan Core Bond Fund, EQ/Alliance High Yield Fund, Fixed Maturity Options, Guaranteed Interest Account and the loan reserve account (if applicable) through the Annuitant's age [85] (or the Annuitant's death, if earlier), and 0% thereafter. [The Guaranteed Minimum Income Benefit interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [6%] and for the Money Market Dollar Cost Averaging Account, if applicable, will be [6%].]

Annual Ratchet to age [85]
For the Annual Ratchet to age [85] benefit base, on each Contract Date anniversary through the Annuitant's age [85], if the Annuity Account Value is greater than the current Annual Ratchet to age [85] benefit base, the Annual Ratchet to age [85] benefit base is reset to equal the Annuity Account Value.

Effect of Withdrawals
During each Contract Year, the [6%] Roll up to age [85] and the Annual Ratchet to age [85] benefit bases will each be reduced by withdrawals. The reduction is determined separately for each benefit base. The reduction of a benefit base is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [6%] or less of the benefit base as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [6%] of the benefit base as of the beginning of the Contract Year, the portion of the withdrawal that exceeds [6%] and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the benefit base. (Because your benefit bases may differ from each other, the same withdrawal may produce a pro rata adjustment in one benefit base and not in the other benefit base.) A pro rata reduction is determined as follows:

1) Determine the amount of the withdrawal that exceeds [6%] of the benefit base as of the beginning of the Contract Year;
2) Divide the amount determined in 1) by your Annuity Account Value immediately preceding the withdrawal;
3) Multiply the fraction calculated in 2) by the amount of your benefit base immediately preceding the withdrawal. This is the amount of the pro rata reduction.
The GMIB benefit base will also be reduced by any withdrawal charge remaining on the Transaction Date that the Owner exercises the GMIB. The amount of the charge is a withdrawal that will reduce the GMIB benefit base as described above.

The GMIB benefit base is applied to guaranteed minimum annuity purchase factors to determine the GMIB. The guaranteed minimum annuity purchase factors are shown in the attached table.

The GMIB benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating the GMIB.

THE COST OF THIS RIDER

The charge for this benefit is [0.45%] of the GMIB benefit base, determined on each Contract Date anniversary and deducted annually on the Processing Date. This charge will be deducted from the Annuity Account Value in the Investment Funds and the Guaranteed Interest Account on a pro rata basis. [If there is insufficient value in the Investment Funds and the Guaranteed Interest Account, all or a portion of the charge will be deducted from the Annuity Account Value in the Fixed Maturity Options in order of the earliest maturity dates.]

GENERAL PROVISIONS OF THIS RIDER

This rider will terminate, and any charges associated therein, when the [Contract/Certificate] terminates, when the [Contract/Certificate] is continued under the Beneficiary Continuation Option, if applicable, or if this benefit is exercised.

THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/ Christopher M. Condron                     /s/ Pauline Sherman
--------------------------                     -------------------
Christopher M. Condron                         Pauline Sherman
Chairman and Chief Executive Officer           Senior Vice President, Secretary
                                               and Associate General Counsel

                        Guaranteed Minimum Income Benefit
                       Table of Guaranteed Minimum Annuity
                                Purchase Factors
                         For Initial Level Annual Income
                             [Single Life] - [Male]


                                Purchase Factors


      Election Age       Life Annuity with a Period Certain   Life Annuity
      ------------       ----------------------------------   ------------

                                       NQ/[IRA]
           60                            4.94                      5.15%
           61                            5.02                      5.26
           62                            5.11                      5.38
           63                            5.20                      5.51
           64                            5.30                      5.64
           65                            5.40                      5.79
           66                            5.50                      5.94
           67                            5.60                      6.10
           68                            5.70                      6.27
           69                            5.81                      6.45
           70                            5.91                      6.64
           71                            6.02                      6.84
           72                            6.12                      7.06
           73                            6.21                      7.28
           74                            6.31                      7.51
           75                            6.40                      7.76
           76                         6.50/6.69                    8.03
           77                         6.59/7.01                    8.31
           78                         6.66/7.38                    8.61
           79                         6.74/7.53                    8.93
           80                         6.81/7.67                    9.27
           81                         7.16/7.81                    9.64
           82                         7.57/7.93                   10.02
           83                            8.05                     10.43
           84                            8.60                     10.87
           85                            9.25                     11.34]

Other forms of annuities may be available.